Exhibit 10.26

Amendment
To
1996 Stock Option Plan

1996 Stock Option Plan is hereby amended effective March 29, 2000 as follows (the “Plan”):

A.  Section 24 is amended by adding the following definitions:

“Cause” means (i) any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Participant, (ii) the conviction of a felony, (iii) a willful act by the Participant that constitutes gross misconduct and that is injurious to the Company, (iv) for a period of not less than thirty (30) days following delivery to the Participant of a written demand for performance from the Company that describes the basis for the Company’s belief that the Participant has not substantially performed his duties, continued violations by the Participant of the Participant’s obligations to the Company that are demonstrably willful and deliberate on the Participant’s part or (v) as otherwise provided in the Stock Option Agreement.

“Change of Control” means the occurrence of any of the following:

        (i)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

        (ii)  Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

        (iii)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or entity that controls such surviving entity outstanding immediately after such merger or consolidation; or

        (iv)  The consummation of the sale or disposition by the Company of all substantially all of the Company’s assets.

B.  Section 5.6 is amended by deleting the previous Section 5.6 and replacing it in its entirety as follows:

        5.6  Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option shall always be subject to the following:

              (a)  If the Participant is Terminated for any reason except death or Disability, then Participant may exercise such Participant’ s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter time period as may be specified in the Stock Option Agreement), but in any event, no later than the expiration date of the Options. Notwithstanding the foregoing, if the Company or any successor thereto terminates the Participant’s employment without Cause within twelve months following a Change of Control, the Participant’s Options, and restricted stock acquired upon exercise of the Participant’s Options or otherwise granted under the Plan shall become 100% vested and exercisable; provided, however, that no such acceleration shall occur in the event that it would preclud e accounting for any business combination of the Company involving a Change of Control as a “pooling of interests.”

              Notwithstanding any other provisions of the Plan or any Award Agreement, or other related agreement, in the event that any payment or benefit received or to be received by the Participant (whether pursuant to the terms of the Plan, any Award Agreement or other related agreement, or other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit received or to be received by the Participant (whether pursuant to the terms of the Plan, any Option Agreement, Restricted Stock Purchase Agreement or other related agreement) shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments).

              Unless the Company and the Participant otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations cont emplated by this Section.

              (b)  If the Participant is terminated because of death or Disability (or the Participant dies within three (3) months of such termination), then Participant’s Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period as may be specified in the Stock Option Agreement), but in any event no later than the expiration date of the Options.